Exhibit 99.1

Primavera Capital Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 15, 2021

Hong Kong – March 12, 2021 – Primavera Capital Acquisition Corporation (the “Company”) announced today that, commencing March 15, 2021, holders of the units sold in the Company’s initial public offering of 41,400,000 units, completed on January 26, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “PV.U,” and the shares of Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “PV” and “PV WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC at Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, by telephone at (800) 221-1037 or by e-mail at usa.prospectus@credit-suisse.com and Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

Credit Suisse and Citigroup are acting as the joint book-running managers of the offering. A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 21, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Primavera Capital Acquisition Corporation

Primavera Capital Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to, and may pursue targets in, any industry or geography, the Company intends to focus on global consumer companies with a significant China presence or a compelling China potential.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

For inquiries please contact Alex Ge:

Telephone: +852 3767 5068

Email: chengyuan.ge@primavera-capital.com